                                                                    Exhibit 99.1


                                          Contact:   N. Gregory Petrick
                                                     Executive Vice Presidet and
                                                     Chief Financial Officer
                                                     (814) 234-6000



Press Release
FOR IMMEDIATE RELEASE

                                 UNI-MARTS, INC.
                  ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2003
                                FINANCIAL RESULTS

     STATE COLLEGE, PENNSYLVANIA, November 5, 2003 - Uni-Marts, Inc. (AMEX:
UNI), a convenience store operator in the mid-Atlantic region, today announced financial results for its fourth fiscal quarter and fiscal year ended September 30, 2003.
     In accordance with the Company's previously announced plans to divest 130 store locations, at September 30, 2003, the Company had 128 remaining stores classified as discontinued operations on its balance sheet totaling $40.7 million. The income and expense relating to these stores is classified as discontinued operations. The Company intends to continue to operate these stores pending successful negotiation of their sale or sub-lease.
     For the fourth quarter of fiscal 2003, revenues from continuing operations of 164 stores were $81.4 million, a 13.0% increase, compared to revenues of $72.0 million for the fourth quarter of fiscal 2002. Contributing to the growth in revenues was a 38.7% increase in gasoline sales, principally due to a 41.0 cent per gallon increase in the average reported retail price per gallon of petroleum sold at the Company's locations when compared to the fourth quarter of fiscal 2002. This increase includes a 25.9 cent per gallon gasoline tax for the Company's Pennsylvania stores, which was not included in the average reported retail price per gallon in the fourth quarter of fiscal 2002, representing approximately $7.1 million of the gasoline sales increase for the fourth quarter of fiscal 2003. In June 2003, as noted in the Company's Form 10-Q filed for the period ended July 3, 2003, the Company changed its payment method for gasoline taxes for its Pennsylvania stores and now includes the gasoline tax in its average reported retail price per gallon. This change in payment method has no effect on gross profits. At comparable stores, merchandise sales from continuing operations declined by 2.0%, while gasoline gallons sold from continuing operations increased by 1.0% compared to the fourth quarter of fiscal 2002. The Company reported net earnings from continuing operations of $369,000, or $0.05 per share, compared to net earnings of $90,000, or $0.01 per share, for the prior year's fourth fiscal quarter. Net earnings from




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discontinued operations were $524,000, or $0.07 per share, in the fourth quarter of fiscal 2003, compared to a net loss of $233,000, or $0.03 per share, in the fourth quarter of fiscal 2002. Net earnings from discontinued operations in the fourth quarter of fiscal 2003 improved primarily as a result of the discontinuance of $800,000 of depreciation on assets held for sale. For the fourth quarter of fiscal 2003, the Company reported combined net earnings of $893,000, or $0.12 per share, compared to a combined net loss of $143,000, or $0.02 per share, for the fourth quarter of fiscal 2002.
     Henry D. Sahakian, Chairman and Chief Executive Officer, commented on the Company's fourth quarter results, "The Company's financial performance during the quarter improved primarily due to higher gasoline gross margins and the discontinuation of depreciation at discontinued operations. Higher margins per gallon sold combined with increased gasoline gallons sold, resulted in a 16.7% increase in gasoline gross margins."
     For the fiscal year ended September 30, 2003, revenues from continuing operations of 164 stores were $296.0 million, a 13.0% increase, compared to revenues of $262.0 million for the fiscal year ended September 30, 2002.
Revenues increased principally due to a 31.7%, or a 31.9 cent per gallon, increase in gasoline sales as a result of an increase in the average reported retail price per gallon of petroleum sold in the current fiscal year. The 31.9 cent per gallon increase includes the effect of the Company's change in its payment method for Pennsylvania gasoline taxes that became effective in June 2003. At comparable stores, merchandise sales from continuing operations were relatively flat, while gasoline gallons sold from continuing operations increased by 1.0% from fiscal 2002 levels. The Company reported net earnings from continuing operations of $211,000, or $0.03 per share, for fiscal 2003, compared to net earnings of $245,000, or $0.03 per share, for fiscal 2002. The loss from discontinued operations for fiscal 2003 was $2.9 million, or $0.41 per share, compared to a net loss of $1.6 million, or $0.22 per share, in fiscal 2002. The loss from change in accounting principle in fiscal 2003, relating to the adoption of Statement of Financial Accounting Standard No. 142, was a one-time, non-cash charge of $5.5 million, or $0.78 per share. For the 2003 fiscal year, the Company reported a combined net loss of $8.3 million, or $1.16 per share, compared to a net loss of $1.3 million, or $0.19 per share, in fiscal 2002.
     Henry D. Sahakian commented on fiscal year 2003, "Net earnings from continuing operations declined slightly in fiscal 2003 as contributions from higher gasoline gross margins were offset by lower merchandise sales and gross profit rates. Higher margins per gallon sold, as well as additional gallons sold contributed to a 6.2% increase in gasoline gross margins. Lower




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merchandise sales, due primarily to seven fewer stores in operation, contributed to a 2.2% decline in merchandise gross margins in fiscal 2003 compared to fiscal 2002."
     Mr. Sahakian further commented, "During fiscal 2003, the Company has evaluated various transactions in line with its strategy to divest certain non-core operating stores and non-operating assets. In fiscal 2003 and through the date of this release, the Company has sold or closed 12 locations.
Throughout fiscal 2003, the Company has remained focused on improving its existing operations by implementing an advanced technological financial reporting system and by efficiently managing its store operations. As we proceed with our divestiture and restructuring plans in fiscal 2004, we plan to improve operating efficiencies by completing our internal financial reporting system upgrades, as well as by capitalizing on opportunities for improved sales and margins."
     At September 30, 2003, Uni-Marts operated 292 convenience stores and Choice Cigarette Discount Outlets in Pennsylvania, New York, Delaware, Maryland and Virginia. Self-service gasoline was sold at 237 of these locations. As of the date of this release, the Company operated 288 stores.



Certain statements contained in this release are forward looking. Although Uni-Marts, Inc. believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. The forward-looking statements include, but are not limited to, statements related to the possibility of successful completion of any strategic transaction or enhancement of stockholder value. Factors that could cause actual results to differ from expectations include general economic, business and market conditions, volatility of gasoline prices, merchandise margins, customer traffic, weather conditions, labor costs and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by Uni-Marts, Inc. filed with the Securities and Exchange Commission.












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UNI-MARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

                                                                   Fourth Quarter Ended               Fiscal Year Ended
                                                                       September 30,                    September 30,
                                                                   2003           2002              2003           2002
----------------------------------------------------------------------------------------------------------------------------
Revenues:
 Merchandise sales                                                $ 36,218       $ 39,243          $140,471       $143,315
 Gasoline sales                                                     44,843         32,336           154,076        117,007
 Other income                                                          351            446             1,445          1,658
                                                                  ---------------------------------------------------------
     Total                                                          81,412         72,025           295,992        261,980

COSTS AND EXPENSES:
 Cost of sales                                                      66,968         57,887           239,767        205,300
 Selling                                                            10,146          9,981            40,363         39,811
 General and administrative                                          1,948          1,861             7,621          8,026
 Depreciation and amortization                                       1,067          1,175             4,435          4,709
 Interest                                                              949            932             3,589          3,710
                                                                  ---------------------------------------------------------
     Total                                                          81,078         71,836           295,775        261,556
Earnings from continuing operations before
  income taxes and change in accounting principle                      334            189               217            424
Income tax provision (benefit)                                         (35)            99                 6            179
                                                                  ---------------------------------------------------------
Earnings from continuing operations before
  change in accounting principle                                       369             90               211            245

DISCONTINUED OPERATIONS:
Earnings (loss) from discontinued operations                           546           (690)           (2,311)        (2,703)
Loss on disposal of discontinued operations                              0              0              (720)             0
Income tax provision (benefit)                                          22           (457)              (88)        (1,141)
                                                                  ---------------------------------------------------------
Earnings (loss) on discontinued operations                             524           (233)           (2,943)        (1,562)
Cumulative effect of change in accounting principle,
  net of income tax benefit of $310                                      0              0            (5,547)             0
                                                                  ---------------------------------------------------------
Net earnings (loss)                                               $    893       $   (143)         $ (8,279)      $ (1,317)
                                                                  =========================================================
EARNINGS (LOSS) PER SHARE:
Earnings per share from continuing operations
  before change in accounting principle                           $   0.05       $   0.01          $   0.03       $   0.03
Earnings (loss) per share from discontinued operations                0.07          (0.03)            (0.41)         (0.22)
Loss per share from change in accounting principle                    0.00           0.00             (0.78)          0.00
                                                                  ---------------------------------------------------------
Net earnings (loss) per share                                     $   0.12       $  (0.02)         $  (1.16)      $  (0.19)
                                                                  =========================================================
Diluted earnings (loss) per share                                 $   0.12       $  (0.02)         $  (1.16)      $  (0.19)
                                                                  =========================================================
Weighted average number of common shares outstanding                 7,190          7,119             7,165           7,099
                                                                  =========================================================
Weighted average number of common shares outstanding
  assuming dilution                                                  7,231          7,119             7,165           7,099
                                                                  =========================================================


CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

                                                                             September 30,           September 30,
                                                                                 2003                    2002
--------------------------------------------------------------------------------------------------------------------
Current assets                                                                 $  75,370               $ 39,413
Net property, equipment and improvements                                          51,083                 98,037
Net intangible and other assets                                                    1,508                  7,695
                                                                                -------------------------------
     Total                                                                       127,961                145,145
Current liabilities                                                               35,815                 37,670
Long-term debt                                                                    67,922                 72,126
Deferred taxes and other liabilities                                               4,101                  7,032
                                                                                -------------------------------
     Total                                                                       107,838                116,828
Stockholders' equity                                                              20,123                 28,317
                                                                                -------------------------------
Total liabilities and stockholders' equity                                      $127,961               $145,145
                                                                                ===============================
Book value per share                                                            $   2.80               $   3.97
                                                                                ===============================






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